Castle Brands Announces Fiscal 2012 Third Quarter Results
- — -
Increased Gross Profit and Lower Selling Expense Improved Results of Operations

NEW YORK— February 14, 2012 — Castle Brands Inc. (NYSE Amex: ROX), a developer and international marketer of premium and super-premium branded spirits and wine, today reported financial results for the three and nine month periods ended December 31, 2011.

Operating highlights for the quarter ended December 31, 2011:

•	Gross profit increased 17.8% to $3.2 million in the third quarter, compared to $2.7 million for the third quarter of 2011

•	Loss from operations decreased 34.8% to ($0.8) million, compared to a loss of ($1.2) million for the third quarter of 2011

•	EBITDA, as adjusted, improved by 49.2% to a loss of ($0.5) million, compared to a loss of ($1.0) million for the third quarter of 2011

•	Rum sales increased 14.8% from the third quarter of 2011 to $2.6 million; led by the continued growth of Gosling’s rums

•	Excluding wine sales, third quarter revenue increased 6.7% to $8.6 million compared to $8.0 million for the third quarter of 2011.

“Castle Brands continued to deliver on the key elements of our plan. Case sales and revenues from our spirits brands were up strongly for the quarter and the year-to-date, well ahead of industry average. Cost containment continued to cause our operating margins to improve. As a result, cash consumed by operations, as measured by EBITDA, as adjusted, declined significantly,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands. “Given these important trends, we feel that the equity we raised in 2011 and the working capital facility we put in place position us well for future growth.”

“This is an exciting time for Castle Brands. We are particularly pleased with the increased penetration that Gosling’s Rums and Jefferson’s Bourbons continue to gain in key U.S. markets and we plan to boost the marketing programs, event sponsorships and promotions for these brands throughout the year. Furthermore, during the last nine months, Pallini Limoncello, Boru Vodka and our Irish whiskeys all achieved double digit year-on-year growth,” stated John Glover, Chief Operating Officer of Castle Brands. “During the current quarter, we introduced the Dark ‘n Stormy pre-mixed cocktail. We expect that this product will add even more momentum to the Gosling’s brand.”

The Company had constant net sales of $8.7 million in the third quarter of fiscal 2012 and the comparable prior-year period. Increased spirits sales were offset by lower wine sales due to production timing of certain wine vintages. Loss from operations was ($0.8) million for the three months ended December 31, 2011, an improvement of 34.8% from a loss of ($1.2) million for the comparable fiscal 2011 period. Including the ($0.1) million dividend accrued under the terms of the Series A Preferred Stock, the Company had a net loss attributable to common shareholders of ($1.4) million, or $(0.01) per basic and diluted share, in the fiscal 2012 third quarter, compared to a net loss attributable to common shareholders of ($1.5) million or $(0.01) per basic and diluted share, in the comparable fiscal 2011 period.

EBITDA, as adjusted, for the third quarter of fiscal 2012 improved to a loss of ($0.5) million, compared to a loss of ($1.0) million for the prior-year period.

For the nine months ended December 31, 2011, the Company had net sales of $25.5 million, a 10.6% increase from $23.0 million in the prior-year period. Loss from operations was ($2.9) million for the nine months ended December 31, 2011, an improvement of 32.2% from a loss of ($4.3) million for the comparable fiscal 2011 period. Including the $0.5 million deemed dividend recognized in the nine months ended December 31, 2011 as a result of the calculated beneficial conversion feature and accrued dividends in connection with the Series A Preferred Stock transaction, the Company had a net loss attributable to common shareholders of ($4.5) million, or $(0.04) per basic and diluted share, in the first nine months of fiscal 2012, compared to a net loss attributable to common shareholders of ($4.8) million or $(0.5) per basic and diluted share, in the comparable fiscal 2011 period.

EBITDA, as adjusted, for the nine months ended December 31, 2011 improved to a loss of ($2.1) million, compared to a loss of ($3.5) million for the prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to operating income (loss) or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, non-cash compensation expense and net change in fair value of warrants payable and dividend to preferred shareholders is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowances for doubtful accounts and obsolete inventory, are due to changes in valuation, such as the effects of changes in foreign exchange or fair value of warrant liability, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. Reconciliation of net loss to EBITDA, as adjusted, is presented below.

About Castle Brands Inc.
Castle Brands is a developer and international marketer of premium beverage alcohol brands including: Gosling’s Rum®, Jefferson’s®, Jefferson’s Presidential SelectTM and Jefferson’s Reserve® Bourbon, Boru® Vodka, Pallini® Limoncello, Raspicello and Peachcello, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Betts & SchollTM wines, cc: winesTM, Celtic Crossing® Liqueur, Brady’s® Irish Cream, A. De Fussigny® cognacs, Travis Hasse’s Original®Liqueurs, TierrasTM tequila and Betts & SchollTM wines, including the CC:TM line of wines. Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements
This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, related to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “expects,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities and our cost reduction efforts, the effect of competition in our industry and economic and political conditions generally, including the current recessionary economic environment and concurrent market instability. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2011 and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

INVESTOR CONTACTS:
KCSA Strategic Communications
Todd Fromer / Garth Russell
212-896-1215 / 212-896-1250
tfromer@kcsa.com / grussell@kcsa.com
www.kcsa.com

CASTLE BRANDS INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2011	2010	2011	2010
Sales, net*	$8,709,204	$8,719,754	$25,501,542	$23,048,823
Cost of sales*	5,499,113	5,994,034	16,252,323	15,073,438
Reversal of provision for obsolete inventory	—	—	—	(24,589)

Gross profit	3,210,091	2,725,720	9,249,219	7,999,974

Selling expense	2,495,172	2,645,359	7,758,352	7,963,367
General and administrative expense	1,279,387	1,067,801	3,733,500	3,655,837
Depreciation and amortization	228,764	229,569	682,720	695,045

Loss from operations	(793,232)	(1,217,009)	(2,925,353)	(4,314,275)

Other income	—	—	—	957
Other expense	—	—	—	(300)
Gain (loss) from equity investment in non-consolidated affiliate	787	17,214	(16,562)	17,214
Foreign exchange loss	(275,029)	(118,578)	(513,491)	(172,824)
Interest expense, net	(131,708)	(147,606)	(485,980)	(244,846)
Net change in fair value of warrant liability	(91,412)	—	93,613	—
Income tax benefit	37,038	37,038	111,114	111,114

Net loss	(1,253,556)	(1,428,941)	(3,736,659)	(4,602,960)
Net loss (income) attributable to noncontrolling interests	19,294	(55,155)	(185,285)	(241,131)

Net loss attributable to controlling interests	(1,234,262)	(1,484,096)	(3,921,944)	(4,844,091)

Dividend to preferred shareholders	(148,848)	—	(528,235)	—

Net loss attributable to common shareholders	$(1,383,110)	$(1,484,096)	$(4,450,179)	$(4,844,091)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.01)	$(0.01)	$(0.04)	$(0.05)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	107,835,859	107,202,145	107,497,741	107,500,417

• Sales, net and Cost of sales include excise taxes of $1,227,204 and $1,229,257 for the three months ended December 31, 2011 and 2010, respectively, and $3,940,702 and $3,522,510 for the nine months ended December 31, 2011 and 2010, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES
Reconciliation of Net Loss to EBITDA, as adjusted

	Three months ended		Nine months ended
	December 31,		December 31,
	2011	2010	2011	2010
Net loss attributable to common shareholders	$(1,383,110)	$(1,484,096)	$(4,450,179)	$(4,844,091)

Adjustments:
Interest expense, net	131,708	147,606	485,980	244,846
Income tax benefit	(37,038)	(37,038)	(111,114)	(111,114)
Depreciation and amortization	228,764	229,569	682,720	695,045

EBITDA (loss)	(1,059,676)	(1,143,959)	(3,392,593)	(4,015,314)

Allowance for doubtful accounts	8,024	(52,829)	26,058	(23,165)
Allowance for obsolete inventory	—	—	—	(24,589)
Stock-based compensation expense	52,737	47,881	137,250	132,574
Other income	—	—	—	(957)
Other expense	—	300	—	300
Gain (loss) from equity investment in non-consolidated affiliate	(787)	(17,214)	16,562	(17,214)
Foreign exchange loss	275,029	118,578	513,491	172,824
Net change in fair value of warrant liability	91,412	—	(93,613)	—
Net income attributable to noncontrolling interests	(19,294)	55,155	185,285	241,131
Dividend to preferred shareholders	148,848	—	528,235	—

EBITDA, as adjusted	(503,707)	(992,388)	(2,079,325)	(3,534,410)

# # #